UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In appreciation of his contributions to the Company, on December 3, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of The Hanover Insurance Group, Inc. (the “Company”) took the following actions with respect to Mr. David B. Greenfield, the Company’s former Executive Vice President and Chief Financial Officer, who passed away suddenly on Saturday, October 17, 2015:

•	According to the terms of all of Mr. Greenfield’s outstanding, but unvested Company stock option awards, upon his death each such unvested option was automatically forfeited and returned to the Company for no consideration. In light of the fact that Mr. Greenfield had a portion of such options scheduled to vest in the first quarter of 2016 and accordingly had substantially completed the service requirement for the vesting of such options, the Company will make a payment to Mr. Greenfield in the amount of $1,814,895. This amount represents the in-the-money value of the stock options that were scheduled to vest during the first quarter of 2016, pro-rated through October 17, 2015 and based upon the Company’s stock price as reported at the closing of trading on the New York Stock Exchange on the first business day following the date Mr. Greenfield passed away;

•	The Company will reimburse the employer subsidy portion of COBRA premiums for his family through December 31, 2015 (estimated value of $2,715, assuming the family elects to continue such health insurance benefits); and

•	The Company will continue to pay for certain financial planning services through April 2016 (estimated value of $5,905).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.
(Registrant)

Date: December 3, 2015	By:	/s/ J. Kendall Huber
J. Kendall Huber
Executive Vice President, General Counsel and Asst. Secretary

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